Exhibit 99.1

Contacts:	Investors
Robert A. Doody
Manager, Corporate Communications
Phone (610) 321-6290
Media
Kristina Broadbelt
Assistant Director, PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA ANNOUNCES APPOINTMENT OF FRANK BALDINO, JR, PH.D.

TO BOARD OF DIRECTORS

Exton, PA, June 8, 2009 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the appointment of Frank Baldino, Jr., Ph.D. to its board of directors.

Dr. Baldino brings several decades of pharmaceutical and health care industry experience and leadership to ViroPharma. He is the chief executive officer and chairman of the board of directors of Cephalon Inc., an international biopharmaceutical company in Chester County, Pennsylvania. Dr. Baldino founded Cephalon in 1987 and has served as chief executive officer and director since its inception.

Prior to joining Cephalon, he served as senior research biologist in the medical products department at E.I. duPont de Nemours & Company, where he was responsible for developing research strategies for identifying novel neuropharmaceutical agents. He has authored more than 100 publications in peer-reviewed journals such as Nature, Journal of Neuroscience Research, and Brain Research. Dr. Baldino received his Ph.D. in pharmacology from Temple University.

Dr. Baldino previously served as a member of ViroPharma’s board of directors from 1996 to 2006.

“We are extremely pleased to welcome Frank Baldino, one of the most successful biopharmaceutical entrepreneurs, back to our board of directors,” commented Vincent Milano, president and chief executive officer of ViroPharma. “For over a decade, Frank was an extraordinarily valuable member of our board, and we benefited significantly from his guidance and his experience. He brings to ViroPharma a wealth of experience in virtually any issue that a growing pharmaceutical company might encounter, and we are thrilled to welcome him back to our board.”

“I am excited to have the opportunity to serve again on the board of directors of ViroPharma; I am proud of the success that the company has achieved and look forward to helping guide the company to its next level of growth and achievement,” commented Dr. Baldino.

Dr. Baldino chairs the Executive Council of the Harvard Division of Sleep Medicine and is a member of the Board of Trustees at Temple University and The Franklin (formerly known as The Franklin Institute). In addition, he serves as a member of the Board of Directors for the Greater Philadelphia Chamber of Commerce, the Eastern Technology Council, BioAdvance Biotechnology Greenhouse Corp., Quaker BioVentures, L.P., and Pennsylvania BIO. Dr. Baldino is also a member of the Board of Directors for NicOx, S.A., and Acusphere, Inc.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

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